Exhibit 99.1

Quantum Technologies Reports Fiscal 2007 Second Quarter Financial Results

Irvine, CA – December 18, 2006 – Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2007 second quarter ended October 31, 2006. Conference call information is provided below.

Second Quarter ended October 31, 2006

Consolidated net revenue declined to $36.6 million in the second quarter of fiscal 2007 compared to $63.2 million in the second quarter of fiscal 2006. The decrease in consolidated net revenue is the result of a $27.0 million decrease in revenues within the Tecstar Automotive Group’s segment. Net revenues within the Quantum Fuel System segment increased from $4.8 million in the second quarter of fiscal 2006 to $5.2 million in the second quarter of fiscal 2007.

The Company’s consolidated net loss increased from $3.0 million in the second quarter of fiscal 2006 to $89.3 million in the second quarter of fiscal 2007. The increase was primarily due to a $72.3 million impairment loss on goodwill related to the acquisition of the Tecstar Automotive Group and operating losses incurred in the Tecstar Automotive Group segment mostly as a result of lower product sales resulting from downtime at Tecstar’s Texas and Canadian facilities as General Motors transitions from the 800 to 900 series full-sized trucks and SUVs. Tecstar’s Louisiana facility was also idle during the quarter, but is now back in regular production with a GM mid-size pickup program. The Company also realized higher corporate administrative expenses primarily related to stock option compensation expenses under the adoption of 123R during fiscal 2007. The compensation expense related to the adoption of 123R was $0.9 million and depreciation and amortization expense during the second quarter was $3.0 million.

Quantum Fuel Systems operating segment revenues during the second quarter of fiscal 2007 were $5.2 million, representing a 10% increase over the prior year's second quarter, which was $4.8 million. This increase is primarily due to higher product sales of hydrogen fuel storage and natural gas systems. This segment’s operating loss increased from $3.3 million for the second quarter of fiscal 2006 to $3.8 million for second quarter of fiscal 2007.

Revenues for the Tecstar Automotive Group operating segment for the second quarter of fiscal 2007 were $31.4 million compared to $58.4 million in the second quarter of fiscal 2006. Product sales for the Tecstar Automotive Group segment totaled $30.0 million during the second quarter of fiscal 2007, consisting of $15.2 million in automotive assembly revenues, $12.3 million in automotive OEM accessory parts revenues, and other product sales of $2.5 million. In comparison, product sales for the Tecstar Automotive Group segment totaled $55.2 million during the second quarter of fiscal 2006, consisting of $33.6 million in automotive assembly revenues, $20.3 million in automotive OEM accessory parts revenues, and other product sales of $1.3 million. Contract revenue for the Tecstar Automotive Group was $1.5 million in the second quarter of fiscal 2007 compared to $3.2 million for the second quarter of fiscal 2006.

Impairment of Goodwill

Under SFAS No. 142, goodwill and other indefinite-lived intangibles must be tested for impairment annually or in interim periods if events indicate possible impairment. In connection with the preparation of the second quarter financial results, the Company performed an impairment test which resulted in the Company recording an estimated non-cash charge of $72.3 million for the impairment of purchased intangibles associated with the merger of Tecstar Automotive Group and the acquisition of Empire Coach Enterprises, which is included in the TAG business segment. This charge is recorded as an operating expense in the condensed consolidated statement of operations for the three months and six months ended October 31, 2006.

The Company recognized certain factors or indicators of possible impairment at the end of the second quarter, primarily related to a sustained decrease in the Company’s market capitalization below the carrying value of the Company’s net equity and delays in the Tecstar Automotive Group’s recovery because of industry conditions and the transition of new model year programs. With the assistance of an independent consultant, the Company recently completed the first step of the goodwill impairment test and determined that the book value of the Company, including goodwill, exceeds its fair value. The fair value was estimated using a combination of a discounted cash flow approach and market approach.

The second step of the goodwill impairment test, the measurement of the potential impairment loss, is not yet complete. However, the Company has concluded that it is probable that a goodwill impairment loss has occurred and recorded an estimated impairment charge of $72.3 million, representing all the goodwill related to the Tecstar merger and acquisition of Empire. The Company expects to complete the second step prior to the end of the fiscal 2007 third quarter and will record any adjustments to the estimated impairment loss at that time.

The fundamental strategic platform for the Tecstar acquisition remains in place today. Tecstar continues to provide the Company with a stronger operational base with OEM-level assembly facilities, including quality processes, production and tooling capabilities, and a second-stage vehicle assembly operation that can be used for future fuel cell, hybrid and alternative fuel vehicle assembly programs and other specialty vehicle programs. Waning second-stage programs are being replaced with new models, however, specific discussion of those models must be withheld pending public announcements by the OEMs. Military engineering programs using both Quantum Fuel Systems and Tecstar expertise are launching simultaneously, but again cannot be disclosed in detail until public announcement.

Six-month Period Ending October 31, 2006

For the six month period ended October 31, 2006, consolidated net revenue decreased $31.4 million from $110.5 million in fiscal 2006 to $79.1 million in fiscal 2007. This decrease in consolidated revenue is a result of lower revenues within the Tecstar Automotive Group’s operations, partially offset by a slight increase in revenues for the Quantum Fuel System segment. Product sales for the Tecstar Automotive Group segment decreased $32.0 million, or 33%, from $96.5 million in the first half of fiscal 2006 to $64.5 million in the first half of fiscal 2007 as a result of the expiration of certain second stage contracts and changeovers in vehicle platforms by General Motors that have occurred since the second half of fiscal 2006. For the six-month period, Quantum Fuel System segment revenues increased 35%, from $9.1 million in fiscal 2006 to $12.3 million in fiscal 2007. Product sales for the Quantum Fuel System segment increased $4.3 million, or 105%, from $4.0 million in the first half of fiscal 2006 to

$8.3 million in the first half of fiscal 2007. Due to the higher revenue base, the Quantum Fuel System segment operating loss decreased from $7.5 million for the first half of fiscal 2006 to $6.8 million for first half of fiscal 2007. The Company’s consolidated net loss increased from $11.2 million in the first half of fiscal 2006 to $102.8 million in the first half of fiscal 2007, which includes the $72.3 million impairment loss on goodwill.

Alan P. Niedzwiecki, President and CEO, stated, “The Company’s operating performance during the quarter was negatively impacted by the impairment charge, lower than expected Tecstar revenues and gross margins due to product mix and underutilization of our Tecstar facilities due to transitional delays in the upstart of new programs with our OEM customer base. Although we are disappointed with the overall operating performance, the Quantum Fuel System and technology driven revenue base has been very strong during the first six months of fiscal 2007 and we continue to see opportunities emerge in hydrogen fuel cell vehicles, hybrids and other platforms, especially in international markets.

We have reduced our variable cost structure and continue to make changes to the operating model based on cost rationalization, while at the same time not losing focus on future business opportunities. The outlook for future revenue streams from Tecstar is encouraging and we anticipate higher revenues from Tecstar toward the end of fiscal 2007 which will allow that operating segment to improve its operating performance in the second half of fiscal 2007 and continued improvement in fiscal 2008.”

Mr. Niedzwiecki added, “Despite recent cost reductions, we continue to make significant investments in our hydrogen and battery control system technologies and other emerging technologies to maintain our position as leading manufacturer and integrator of packaged fuel systems for hydrogen fuel cell, hybrid, and alternative fuel vehicles. We are excited about participating in GM’s recently announced Chevrolet Equinox Fuel Cell vehicle program. We anticipate delivering hydrogen fuel storage systems for this program starting in the second half of fiscal 2007. The delivery of these vehicles will be the largest fleet of hydrogen fuel cell vehicles equipped with range-extending 10,000 psi hydrogen storage systems.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2005	2006	2005	2006
Revenue:
Net product sales	$57,247,628	$33,787,256	$100,521,620	$72,783,294
Contract revenue	5,911,594	2,829,061	10,009,946	6,335,187

Total revenue	63,159,222	36,616,317	110,531,566	79,118,481
Costs and expenses:
Cost of product sales	51,673,638	35,840,375	92,114,960	73,446,003
Research and development	5,981,295	4,866,419	12,607,994	10,524,922
Selling, general and administrative	6,969,698	11,353,406	14,021,010	22,343,163
Amortization of intangibles	1,116,944	1,134,172	2,233,888	2,268,355
Impairment loss on goodwill	—	72,317,506	—	72,317,506

Total costs and expenses	65,741,575	125,511,878	120,977,852	180,899,949

Operating loss	(2,582,353)	(88,895,561)	(10,446,286)	(101,781,468)
Interest income	208,841	293,077	499,274	475,223
Interest expense	(630,522)	(1,325,446)	(1,205,805)	(2,468,942)
Minority interest in losses of subsidiaries	(60,279)	258,979	(60,279)	545,124
Equity in loss of investment in affiliate	(5,563)	—	(5,563)	—
Other income	44,637	180,436	44,637	194,596
Income tax benefit (provision)	(11,406)	158,369	(11,627)	279,808

Net loss	$(3,036,645)	$(89,330,146)	$(11,185,649)	$(102,755,659)

Net loss per share - basic and diluted	$(0.06)	$(1.40)	$(0.21)	$(1.78)

Number of shares used in per share calc - basic and diluted	52,874,941	63,963,433	52,858,523	57,840,525

Cash Flow Information:
Depreciation and amortization	$2,755,836	$3,028,527	$5,469,038	$6,017,670
Cash provided by (used in) oper. activities	(3,629,696)	(12,881,521)	(26,378,828)	(11,957,768)
Capital expenditures	1,233,420	1,059,226	2,412,088	4,301,903

	April 30, 2006	October 31, 2006
Balance Sheet Information:
Cash and cash equivalents	$9,012,610	$12,529,410
Restricted cash and marketable securities:
Short-term	—	17,655,558
Long-term	15,000,000	—
Property & equipment, net	23,716,716	23,358,844
Goodwill & intangibles, net	165,548,632	90,961,921
Total assets	282,308,601	202,448,325
Current liabilities	50,867,994	66,444,080
Long-term debt	33,092,568	17,899,780
Stockholders’ equity	191,592,868	111,982,078
Working capital	26,435,105	20,935,028

Financial Results Call Scheduled:

Monday, December 18, 2006, 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Conference Call Number: (706) 643-3625, ID # 4438475

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until December 27, 2006 at 8:59 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by December 27, 2006: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo, and IMPCO. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, estimated impairment loss on goodwill, future growth in customers and development programs, benefits and synergies of the Tecstar acquisition, the development and commercialization of fuel cell and hybrid vehicles and applications, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from cost reduction programs, general and administrative expenses; the failure to fully realize the synergies and other perceived advantages resulting from the Tecstar acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry;

business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2006 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email: DRasmussen@qtww.com

+1-206-315-8242

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

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